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January 9, 1998

Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read and agree with the comments in the section entitled "Change in Accountants" included in the attached Form S-1 dated January 9, 1998, of Evolving Systems, Inc. to be filed with the Securities and Exchange Commission.

Yours truly,